EXHIBIT 99.1

ASTEC INDUSTRIES REPORTS FIRST QUARTER RESULTS

CHATTANOOGA, Tenn. (April 20, 2005) - Astec Industries, Inc. (Nasdaq: ASTE) today reported results for their first quarter ended March 31, 2005.

The income from continuing operations for 2005 was $0.33 per diluted share compared to $0.24 per diluted share in 2004 for a 37.5% increase. Income from continuing operations does not include results from Superior Industries of Morris, Inc., which was sold on June 30, 2004.

Revenues for the first quarter of 2005 were $161.6 million compared with $135.7 million for the first quarter of 2004. Domestic sales accounted for 82.4% and international sales for 17.6% of revenues during the first quarter of 2005 compared to 78.8% for domestic sales and 21.2% for international sales during the first quarter of 2004, respectively. The Company reported net income of $6.8 million or $0.33 per diluted share for the first quarter of 2005 compared to net income of $5.5 million or $0.27 per diluted share for the first quarter of 2004. The Company's backlog at March 31, 2005 was $111.2 million compared to $103.5 million at March 31, 2004.

Consolidated financial statements for the first quarter ended March 31, 2005, and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, "We are pleased, but not satisfied, with the results for the first quarter of 2005. The sales volume increased 19.1% for continuing operations compared to the first quarter of 2004. The gross margin percentage improvement did not meet our expectations as a result of price increases not being initiated as quickly as the costs increased as well as unanticipated cost increases of certain raw materials and certain purchased parts."

"Selling, general, administrative and engineering expenses were 14.4% of sales in the first quarter of 2005 compared to 14.6% of sales for the same period in 2004. We strive to hold S,G,A&E in line with the company's goal of 14% of sales or less. The Company believes that its increase in volume is reflective of an improving economy, positive customer attitudes, and the expectation that final highway/transit funding legislation will be enacted. The Company expects that fiscal year federal highway spending will increase from $31.9 billion to $38.1 billion for 2005 for a 19.4% increase."

Outlook for Second Quarter of 2005: The following forecast is a compilation of "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this press release.

Congress reconvened this week with less than six weeks remaining before the sixth extension of the federal highway/transit program is set to expire on May 31, 2005. The Bush Administration has stated a willingness to support a six-year bill in the amount of $284 billion versus their pre-election maximum of $256 billion. On March 10, 2005, the U.S. House of Representatives approved a $284 billion bill by a vote of 417 to 9. The four Senate sub-committees required to approve the pending highway legislation have done so as of April 19, 2005. Remaining steps to finalize the bill include a positive final vote by the full Senate, approval by the Senate/House Conference Committee and the signing of the bill into law by the Bush Administration.

Dr. Brock added, "We believe we have a healthy backlog as of the start of our second quarter. We will continue to monitor costs closely and will focus on asset management and debt reduction."

"ConExpo, which is the largest construction show held in the United States, was held in March. In my opinion, this is the best ConExpo we've had in the last 24 years. We made more sales at ConExpo and picked up more prospects than we did at any prior show."

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on April 20, 2005, at 10:00 A.M. Eastern Time to review its first quarter results as well as current business conditions. The number to call for this interactive teleconference is (800) 938-0653. International callers should dial (973) 935-2408. Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website: www.astecindustries.com/investors, Conference Calls Section. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Wednesday, April 27, 2005 by dialing (877) 519-4471, or (973) 341-3080 for international callers - Confirmation ID# 5952807. A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company's financial performance for the second quarter and future generally, the amounts, timing and Bush Administration Support of the highway/transit funding bill, the improving economy, positive customer attitudes, the focus on asset management, debt reduction and monitoring costs closely, and the amount of sales or prospective sales from the ConExpo show. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, downturns in the general economy or the commercial construction industry, increases in the price of oil or decreases in the availability of oil, increases in the price of raw materials, a failure to comply with covenants in the Company's amended credit agreement, contingent liability for certain customer debt, rising interest rates, rising steel and steel component pricing, delayed or decreased funding for highway construction and maintenance, the timing of large contracts, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes, competitive activity and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2004.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or

F. McKamy Hall
Vice President and Chief Financial Officer

Phone: (423) 899-5898

Fax: (423) 899-4456
E-mail: mhall@astecindustries.com

or

Stephen C. Anderson

Director of Investor Relations

Phone: (423) 899-5898

Fax: (423) 899-4456

E-mail: sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	March 31,	March 31,
	2005	2004
Assets
Current Assets
Cash and cash equivalents	$ 9,426	$ 13,341
Receivables, net	65,227	70,925
Inventories	130,059	109,980
Prepaid expenses and other	16,452	13,132
Total current assets	221,164	207,378
Property and equipment, net	97,985	108,957
Other assets	29,708	26,119
Total assets	$ 348,857	$ 342,454
Liabilities and shareholders' equity
Current liabilities
Revolving credit loan	$ 15,393	$ 26,659
Notes payable	-	1,013
Current maturities of long-term debt	3,310	6,857
Accounts payable - trade	43,551	43,407
Other accrued liabilities	51,388	47,904
Total current liabilities	113,642	125,840
Long-term debt, less current maturities	24,655	36,857
Other non-current liabilities	11,282	5,806
Minority interest in consolidated subsidiary	530	523
Total shareholders' equity	198,748	173,428
Total liabilities and shareholders' equity	$ 348,857	$ 342,454

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2005	2004
Net sales	$ 161,635	$ 135,727
Cost of sales	126,602	106,895
Gross profit	35,033	28,832
Selling, general, administrative & engineering expenses	23,249	19,875
Income from operations	11,784	8,957
Interest expense	896	1,078
Other income (expense), net	32	(66)
Income from continuing operations before income taxes	10,920	7,813
Income taxes on continuing operations	4,106	2,991
Minority interest in earnings	22	10
Income from continuing operations	6,792	4,812
Income from discontinued operations	-	1,055
Income taxes on discontinued operations	-	415
Net income	$ 6,792	$ 5,452

Earnings per Common Share
Income from continuing operations:
Basic	$ 0.34	$ 0.25
Diluted	$ 0.33	$ 0.24

Income from discontinued operations:
Basic	$ -	$ 0.03
Diluted	$ -	$ 0.03

Net income:
Basic	$ 0.34	$ 0.28
Diluted	$ 0.33	$ 0.27

Weighted average common shares outstanding
Basic	19,899,819	19,640,752
Diluted	20,415,669	19,936,070

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended March 31, 2005 and 2004
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group*	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2005 Revenues	53,535	57,845	28,807	21,448	-	161,635
2004 Revenues	43,263	50,356	24,131	17,977	-	135,727
Change $	10,272	7,489	4,676	3,471	-	25,908
Change %	23.7%	14.9%	19.4%	19.3%	-	19.1%

2005 Gross Profit	10,657	13,601	7,015	3,774	(14)	35,033
2005 Gross Profit %	19.9%	23.5%	24.4%	17.6%	-	21.7%
2004 Gross Profit	8,653	12,171	6,130	2,122	(244)	28,832
2004 Gross Profit %	20.0%	24.2%	25.4%	11.8%	-	21.2%
Change	2,004	1,430	885	1,652	230	6,201

2005 Profit (Loss)	5,656	5,184	3,430	157	(7,549)	6,878
2004 Profit (Loss)	4,296	5,128	2,728	(636)	(6,624)	4,892
Change $	1,360	56	702	793	(925)	1,986
Change %	31.7%	1.1%	25.7%	124.7%	(14.0%)	40.6%

* The segment data for 2004 has been adjusted to reflect the sale of Superior Industries of Morris, Inc.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's consolidated net income is as follows:

		For the three months ended March 31,
			2005	2004
Total profit for all segments			6,878	4,892
Minority interest in (earnings) of subsidiary			(22)	(10)
Recapture (elimination) of intersegment profit			(64)	(70)
Consolidated net income from continuing operations			6,792	4,812
Income from discontinued operations, net of tax			-	640
Consolidated net income			6,792	5,452

Astec Industries, Inc. and Subsidiaries
Backlog by Segment
March 31, 2005 and 2004
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group*	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2005 Backlog	37,803	55,954	10,075	7,339	-	111,171
2004 Backlog	34,148	45,358	8,431	15,566	-	103,503
Change $	3,655	10,596	1,644	(8,227)	-	7,668
Change %	10.7%	23.4%	19.5%	(52.9%)	-	7.4%

* The segment data for 2004 has been adjusted to reflect the sale of Superior Industries of Morris, Inc.